EXHIBIT 3.3
PACIFIC OFFICE PROPERTIES TRUST, INC.
ARTICLES SUPPLEMENTARY

Articles Supplementary of Board of Directors Classifying
and Designating a series of preferred stock as
Proportionate Voting Preferred Stock
and Fixing Distribution and
Other Preferences and Rights of Such Series

     Pacific Office Properties Trust, Inc., a Maryland corporation, having its principal office in the State of Maryland in the City of Baltimore (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: Pursuant to authority conferred upon the Board of Directors, the Board of Directors has duly classified one (1) share of the authorized but unissued shares of Preferred Stock of the Corporation as a class designated the “Proportionate Voting Preferred Stock.”
     SECOND: A description of the Proportionate Voting Preferred Stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, all as set by the Board of Directors of the Corporation, is as follows:
     Section 1.1 Designation and Number. A class of Preferred Stock designated as “Proportionate Voting Preferred Stock” is hereby established. The number of shares constituting such class shall be one (1). Such number of shares may be increased only by resolution of the Board of Directors which is approved by the affirmative vote of all of the Directors.
     Section 1.2 Definitions: For purposes of the Proportionate Voting Preferred Stock, the following terms shall have the following meanings:
          “Board of Directors” shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors, subject to applicable law, to perform any of its responsibilities with respect to the Proportionate Voting Preferred Stock.
          “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.
          “Common Units” shall have the meaning set forth in the Partnership Agreement.

          “Class A Convertible Preferred Units” shall have the meaning set forth in the Partnership Agreement.
          “Effective Date” shall mean the date on which these Articles Supplementary become effective.
          “Effective Time” shall mean 11:59 p.m., Eastern Time, on the Effective Date, immediately following the consummation of the Merger.
          “Effective Time Units” shall mean the Common Units and Class A Convertible Preferred Units that are not held by the Corporation and are issued and outstanding as of the Effective Time.
          “Merger” shall mean the merger of Arizona Land Income Corporation, an Arizona corporation, with and into the Corporation.
          “Operating Partnership” shall mean Pacific Office Properties, L.P., a Delaware limited partnership of which the Corporation is the sole general partner, and any successor thereof.
          “Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated on or about the Effective Date as the same may be amended from time to time.
          “Redemption Date” shall mean the date upon which a Redemption Event occurs.
          “Redemption Event” shall mean either of the following: (i) the consummation of a consolidation, merger, combination or other transaction involving the Operating Partnership pursuant to which all of the outstanding Class A Convertible Preferred Units and Common Units are converted or changed into or exchanged for stock and/or other securities of any other entity and/or cash or any other property; or (ii) the Voting Amount is reduced to zero.
          “Voting Amount” shall mean a number initially equal to the number of shares of Common Stock for which Effective Time Units are exchangeable, subject to automatic reduction (but not increase) from time to time to the extent Effective Time Units are redeemed by the Operating Partnership pursuant to Section 8.5.1 or 8.5.2 of the Partnership Agreement or are acquired by the Corporation pursuant to Section 8.5.5 of the Partnership Agreement, and subject to further appropriate adjustment as set forth in Section 1.4.2 below. As permitted by Article VI of the Charter and the MGCL, the Voting Amount, and therefore the voting power of the Proportionate Voting Preferred Stock, as described in Section 1.4 below, are dependent upon the number of outstanding Effective Time Units from time to time which constitute “facts ascertainable outside of the charter” of the Corporation.
     Section 1.3 Dividends and Distributions. Except as set forth in Section 1.7 hereof, the holders of shares of Proportionate Voting Preferred Stock shall not be entitled to any regular or special dividend payments. Without limiting the foregoing, the holders of shares of

Proportionate Voting Preferred Stock shall not be entitled to any dividends or other distributions declared or paid with respect to the shares of Common Stock or any other class or series of stock of the Corporation.
     Section 1.4 Voting Rights.
          1.4.1 With respect to all matters submitted to a vote of the stockholders of the Corporation, each share of Proportionate Voting Preferred Stock shall entitle the holder thereof to an aggregate number of votes equal to the Voting Amount in effect on the record date for determining the holders of stock of the Corporation entitled to vote on such matter. For so long as the Voting Amount is greater than one (1), each of the votes of a share of the Proportionate Voting Preferred Stock may be voted in the manner determined by the holder of such share of Proportionate Voting Preferred Stock, even if such vote differs from any other vote of the Proportionate Voting Preferred Stock. The holders of shares of Proportionate Voting Preferred Stock shall vote together with the holders of shares of Common Stock as one class on all matters submitted to a vote of stockholders of the Corporation, and, except as expressly set forth in this Section 1.4, the holders of shares of Proportionate Voting Preferred Stock shall have no other voting rights, as a separate class or other otherwise, including any rights to vote as a class with respect to any extraordinary corporate action such as a merger, consolidation, dissolution, liquidation or the like.
          1.4.2 If the Corporation or the Operating Partnership shall at any time after the Effective Date subdivide or combine its outstanding shares of Common Stock or Common Units or Class A Convertible Preferred Units, as the case may be, declare a dividend payable in Common Stock or Common Units or Class A Convertible Preferred Units, as the case may be, or effect any similar change in its capitalization structure, the Voting Amount shall be adjusted appropriately (after any adjustments that may occur pursuant to the terms of the Common Units or the Class A Convertible Preferred Units) to allow the holders of the Proportionate Voting Preferred Stock, as nearly as reasonably possible, to maintain the pro rata voting rights in the Corporation that such holders possessed immediately prior to any such subdivision, combination, stock dividend, reorganization, reclassification or similar event.
          1.4.3 Anything herein to the contrary notwithstanding, if the number of shares of Proportionate Voting Preferred Stock is increased and additional shares of Proportionate Voting Preferred Stock are issued, then at any time during which more than one share of Proportionate Voting Preferred Stock is issued and outstanding, each share of Proportionate Voting Preferred Stock shall entitle the holder thereof to a number of votes equal to the quotient of (A) the Voting Amount in effect on the record date for determining the holders of shares of Common Stock entitled to vote on any matter, divided by (B) the number of shares of Proportionate Voting Preferred Stock which are issued and outstanding on such date (and fractional voting rights resulting from such adjustment shall be permitted).
     Section 1.5 Restrictions on Transfer.
          1.5.1 No share of Proportionate Voting Preferred Stock shall be transferable, and no such share shall be transferred on the stock transfer books of the Corporation, in each case without the prior approval of the Corporation. A legend shall be placed on the face of each certificate representing ownership of shares of Proportionate Voting Preferred Stock referring to the restriction on transfer set forth herein.
          1.5.2 Notwithstanding any terms or provisions to the contrary contained herein, the Proportionate Voting Preferred Stock shall constitute Capital Stock and shall be subject to the provisions of Article VII of the Charter.
     Section 1.6 Reacquired Shares. Any shares of Proportionate Voting Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall cease to be outstanding and shall become authorized but unissued shares of Preferred Stock, without designation as to class or series until such shares are once more classified and designated as part of a particular class or series by action of the Board of Directors, and the former holder or holders thereof shall have no further rights (hereunder or otherwise) with respect to such shares.
     Section 1.7 Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, before any assets of the Corporation shall be distributed, paid or set aside for the holders of any equity securities ranking junior to the Proportionate Voting Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, the Corporation shall pay to the holders of shares of Proportionate Voting Preferred Stock, out of assets of the Corporation legally available for distribution to its stockholders, the sum of $.01 per share for each share of Proportionate Voting Preferred Stock held by each such holder. After payment in full to the holders of the Proportionate Voting Preferred Stock of the above-described $.01 per share liquidation amount, the holders of the Proportionate Voting Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.
               If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or the proceeds thereof, distributable among the holders of Proportionate Voting Preferred Stock and the holders of Common Stock shall be insufficient to pay in full the above-described liquidation amount per share to the holders of the Proportionate Voting Preferred Stock and a like amount per share to the holders of the Common Stock, then such assets, or the proceeds therefrom, shall be distributed among the holders of the Proportionate Voting Preferred Stock and the Common Stock in equal amounts per share.
               For the purposes of this Section 1.7, (i) a consolidation or merger of the Corporation with one or more entities, (ii) a sale or transfer of all or substantially all of the Corporation’s assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.
               In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the MGCL, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Proportionate Voting Preferred Stock shall not be added to the Corporation’s total liabilities.

     Section 1.8 Redemption. Upon the occurrence of a Redemption Event, effective concurrent with the Redemption Event, the outstanding shares of Proportionate Voting Preferred Stock shall be redeemed by the Corporation out of assets legally available therefor, at a redemption price, payable in cash, equal to $.01 per share of Proportionate Voting Preferred Stock (adjusted for any splits or subdivisions). From and after the Redemption Date, the outstanding shares of Proportionate Voting Preferred Stock shall no longer be deemed outstanding and all rights of holders of such shares will terminate, except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of the certificates representing the shares of Proportionate Voting Preferred Stock, if so required.
     Section 1.9 Rank.
          1.9.1 The Proportionate Voting Preferred Stock will, with respect to rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to all equity securities issued by the Corporation, the terms of which provide that such equity securities rank junior to the Proportionate Voting Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Corporation; (b) junior to all equity securities issued by the Corporation, the terms of which provide that such equity securities rank senior to the Proportionate Voting Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Corporation; and (c) on a parity with the Common Stock of the Corporation and with all other equity securities issued by the Corporation, other than those equity securities referred to in clauses (a) and (b) hereof; provided, however, that after payment in full to the holders of the Proportionate Voting Preferred Stock of the $.01 per share liquidation amount described in Section 1.7 above, the holders of the Proportionate Voting Preferred Stock will have no right or claim to any of the remaining assets of the Corporation, and such remaining assets of the Corporation shall be distributed among the holders of Common Stock and any other classes or series of stock ranking on a parity with or junior to the Proportionate Voting Preferred Stock as to rights upon liquidation, dissolution or winding up of the Corporation, according to their respective rights and preferences and in each case according to their respective number of shares, and the holders of the Proportionate Voting Preferred Stock shall not be entitled to share therein.
          1.9.2 The Proportionate Voting Preferred Stock will, with respect to dividend rights, rank junior to the Common Stock and to all other equity securities issued by the Corporation.
          1.9.3 The term “equity securities” does not include convertible debt securities or other debt securities of the Corporation which will rank senior to the Proportionate Voting Preferred Stock prior to conversion.
     Section 1.10 Conversion. The Proportionate Voting Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.
     Section 1.11 Value. For purposes of the term “Aggregate Stock Ownership Limit” in Section 7.1 of the Charter, the Proportionate Voting Preferred Stock shall have no value.
     Section 1.12 No Preemptive Rights. No holder of shares of Proportionate Voting Preferred Stock shall have any preemptive or preferential right to subscribe for, or to purchase,

any additional shares of capital stock of the Corporation of any class or series, or any other security of the Corporation which the Corporation may issue or sell.
     Section 1.13 Severability of Provisions. If any preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification or term or condition of redemption of the Proportionate Voting Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Proportionate Voting Preferred Stock set forth herein which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Proportionate Voting Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.
     THIRD: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors of the Corporation to classify and reclassify and issue any unissued shares of Preferred Stock of the Corporation, and to fix or alter all terms thereof to the full extent permitted by the Charter of the Corporation.
     FOURTH: The shares of Proportionate Voting Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.
     FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.
     SIXTH: These Articles Supplementary shall become effective at 11:59 p.m., Eastern Time, on March 19, 2008, immediately following the consummation of the merger of Arizona Land Income Corporation, an Arizona corporation, with and into the Corporation.
     SEVENTH: The Board of Directors adopted a resolution authorizing Larry Staley, an agent of the Corporation, to attest these Articles Supplementary.
     EIGHTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its authorized agent on this 19th day of March, 2008.

PACIFIC OFFICE PROPERTIES TRUST, INC.
By:	/s/ Thomas R. Hislop
	Name:	Thomas R. Hislop
	Title:	President

ATTEST:

By:	/s/ Larry Staley
Name: Larry Staley
Title: Authorized Agent

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